Exhibit 23.3

Consent of Independent Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Local Bounti Corporation of our report dated March 31, 2022, relating to the consolidated financial statements of Hollandia Produce Group, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Holthouse Carlin & Van Trigt LLP

Irvine, California

October 24, 2022